EXHIBIT 99.1


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BMCA                                                   NEWS
Building Materials                 1361 Alps Road, Wayne, NJ 07470  973 628-3000
Corp. of America
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       BMCA ACQUISITION SUB INC. COMMENCES CASH TENDER OFFERS AND CONSENT
         SOLICITATIONS FOR ELKCORP NOTES DUE 2007, 2009, 2012 AND 2014

NEW YORK - February 12, 2007- BMCA Acquisition Sub Inc. (the "Purchaser"), an indirect wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), announced today that it has commenced cash tender offers to purchase all of the outstanding $25,000,000 in aggregate principal amount of the 4.69% Senior Notes due 2007 (the "2007 Notes"), $60,000,000 in aggregate principal amount of the 6.99% Senior Notes due 2009 (the "2009 Notes"), $60,000,000 in aggregate principal amount of the 7.49% Senior Notes due 2012 (the "2012 Notes") and $50,000,000 in aggregate principal amount of the 6.28% Senior Notes due 2014 (the "2014 Notes" and, together with the 2007 Notes, the 2009 Notes and the 2012 Notes, the "Notes") issued by ElkCorp, as well as related consent solicitations to amend the note purchase agreements governing each of the 2007 Notes, the 2009/2012 Notes and the 2014 Notes. The tender offers, as well as the related consent solicitations, are being made upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase and Consent Solicitation Statement dated February 12, 2007. Each tender offer is scheduled to expire at 5:00 p.m., New York City time, on March 23, 2007, unless extended or earlier terminated.

The offers are being made in connection with the previously announced offer by the Purchaser to purchase each outstanding share of common stock and the associated preferred stock purchase rights of ElkCorp for $43.50 in cash (the "Equity Tender Offer") and the related merger (the "Merger") to be consummated in accordance with the merger agreement entered into by the Purchaser, BMCA Acquisition Inc., a wholly-owned subsidiary of BMCA and the parent company to the Purchaser (the "Parent"), and ElkCorp on February 9, 2007.

The purchase price to be paid in cash for each $1,000 principal amount of validly tendered Notes, subject to the terms and conditions of the tender offers and consent solicitations, will be based on a fixed spread of 50 basis points over the applicable U.S. Treasury Securities. In addition, holders of the Notes who validly tender their Notes and whose Notes are accepted for payment will receive accrued and unpaid interest up to, but not including, the payment date.

In conjunction with the tender offers, the Purchaser is soliciting consents to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the respective note purchase agreements governing the Notes, as well as to modify or eliminate certain other provisions contained in the note purchase agreements. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of each series of Notes on or prior to 5:00 p.m., New York City time, on February 21, 2007 (unless extended or earlier terminated). If the proposed amendments are adopted, the Purchaser will pay each holder of the Notes an amount equal to $2.50 per $1,000 principal amount of Notes.

Each of the tender offers is conditioned upon, among other things, the Purchaser receiving the requisite consents from the holders of each series of Notes, the execution of the Amended Note Purchase Agreements implementing the Proposed Amendments and the Purchaser receiving a number of shares in the Equity Tender Offer which, when taken together with the shares beneficially owned by the Purchaser or BMCA and any of their affiliates, or shares issuable upon the exercise of any option or other rights granted to the Purchaser or its affiliates by ElkCorp, represents 90% or more of ElkCorp's outstanding shares. We refer you to the filings made by the Purchaser and the Parent with the U.S. Securities and Exchange Commission for more information with respect to the Equity Tender Offer.

The Purchaser has retained Bear, Stearns & Co. Inc. to act as Dealer Manager in connection with the tender offers and as Solicitation Agent in connection with the consent solicitations. Questions about the tender offers and consent solicitations may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free).

A more comprehensive description of the tender offers and consent solicitations can be found in the Purchaser's Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal dated February 12, 2007. Copies of these documents and other related documents can be obtained from the Dealer Manager.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to the tender offers. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated February 12, 2007.

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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


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